UNITED STATES

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RGP®

To the Power of Human™

2021 Proxy Statement

September 9, 2021

Dear Stockholder:

Our purpose at RGP is to ignite the power of human agility. Human agility affords opportunity for talent to work in new ways and for clients to drive transformation with speed and efficiency. Our business model is particularly salient now emerging from the deep impacts of a global pandemic. We align to the Now of Work – bringing flexibility, global reach, continuous learning, virtual delivery, modular project work, and purpose to professional services. We are different than the Big Four for good reason and our client base, comprised of many of the world’s most beloved brands, are increasingly taking notice. While fiscal 2021 began in crisis and lockdown mode across the globe, we steadily grew throughout the year and finished by delivering year over year revenue growth in the fourth quarter as compared to the fourth quarter of fiscal 2020 on a same day constant currency basis. Despite the crisis environment, we also improved our cost structure and operational efficiency, positioning us for better profitability in the future. Given the macro changes in how work will be accomplished in the post-COVID era, we believe we have a brand experience and business model that will drive long-term, sustainable growth. We are committed to our consultants, our clients and our community to deliver superior performance and corporate citizenship as we move through recovery. In doing so, we are excited to provide more transparent communication, including information about our governance, diversity, equity and inclusion commitment and Board alignment and refreshment.

Stockholder Engagement

We continue to build a more robust approach to stockholder engagement through frequent, open and focused communication. During fiscal 2021, we participated in many investor roadshows on various virtual platforms and have appreciated the opportunity to be more interactive through technology. We welcome dialogue with our stockholders and thank those of you who have been actively engaged in return. We are hosting our first investor day on October 13, 2021 in New York City and invite you all to attend. We will be diving deeper into our Human Agility research, digital agenda, ESG commitment and our numbers.

DE&I

Diversity, equity and inclusion (“DE&I”) is a critical element of our human-first brand. We are extremely proud of our ability to attract and retain diverse talent. Our commitment to DE&I guides our conduct in our interactions with both clients and each other. We recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. Please review this Proxy Statement and our Annual Report for fiscal 2021 for a more robust disclosure of our outstanding gender and racial diversity representation, as well as our other important corporate social responsibility initiatives.

Board Refreshment & Alignment

During the past 12 months, we have welcomed two new Board members: Lisa Pierozzi and David White. Both are exceptional additions to our Board as they bring executive management skills and a passion for client service and people. In this Proxy Statement, we are announcing that Mike Wargotz is not standing for reelection. Throughout his tenure on our Board, Mike Wargotz has operated with distinction and excellence, and we thank him for his exceptional service. We will continue our refreshment efforts in the coming year as we also take the Board size down and increase diversity. In our search for new Board members, we seek the same values that guide our talent strategies – integrity, intellectual rigor, accountability and diversity of backgrounds, skills and attributes.

2021 Annual Meeting

We cordially invite you to attend our 2021 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 21, 2021, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page and describe the matters we expect to be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Please follow the directions below to vote your shares in a timely manner.

We thank you for your ownership and are grateful for your support in helping us change the way the world works. We look forward to the year ahead and hope to see you at our Investor Day and Annual Meeting.

Sincerely,

Kate W. Duchene
President and Chief Executive Officer

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 21, 2021

Place:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614*

Items of Business:	(1)	To vote for the election of Donald B. Murray, Lisa M. Pierozzi, and A. Robert Pisano to our Board of Directors, each for a three-year term expiring at the annual meeting in 2024 and until their respective successors are duly elected and qualified;

	(2)	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2022;

	(3)	To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

	(4)	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Record Date:	August 23, 2021 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting. Voting instructions are printed on your proxy card, Notice of Internet Availability or voting instruction form, as applicable.

*	We intend to hold the Annual Meeting in person. However, we are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories and mandates being issued by federal, state and local governments and related agencies. In the event it is not possible or advisable to hold our Annual Meeting in person as currently planned, we may decide to hold the Annual Meeting virtually via the Internet. In the event of any such change to a virtual-only format, we will publicly announce the decision as soon as practicable in advance of the Annual Meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including the URL address through which a stockholder would be able to access the Annual Meeting and instructions on how to demonstrate ownership of our common stock as of the record date for the meeting. Please monitor our press releases, filings with the Securities and Exchange Commission and the “Investors” page of our website at https://ir.rgp.com for information on any change to the location of the Annual Meeting.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“RGP,” “we” or the “Company”), a Delaware corporation, as part of our Board of Directors’ (our “Board’s”) solicitation of proxies to be voted at our 2021 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 21, 2021, and at any postponements or adjournments thereof. This Proxy Statement and our 2021 Annual Report on Form 10-K, which includes our fiscal 2021 financial statements (“Annual Report”) were first sent or made available to stockholders on or about September 9, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 21, 2021.

This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com. Copies of these materials are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.

FORWARD LOOKING STATEMENTS

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding the expected impact of the ongoing COVID-19 pandemic (the “Pandemic”), our growth and operational plans, including the strength of our pipeline, and expectations regarding macro trends. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the Pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 29, 2021 and our other public filings made with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

2021 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

Although the Pandemic continued to bring challenges to the global economy and our business during fiscal 2021, including work-from-home government mandates across the world and the global suspension of business travel, it has also reinforced the importance of one of our foundational tenets: operational agility.

Notwithstanding the disruptions caused by the Pandemic, we are stable and growing our core business, particularly through strategic client and industry vertical programs, and our population is healthy. In fiscal 2021, our overall productivity remained high. While the prolonged adverse impact from the Pandemic significantly impacted our operating results throughout fiscal 2021, we have experienced a steady recovery in each sequential quarter after reaching a trough in revenue during the first quarter of fiscal 2021. In the fourth quarter of fiscal 2021, the revenue exceeded the first quarter of fiscal 2021 by 16.9% and returned to year over year growth compared to the fourth quarter of fiscal 2020 on a same day constant currency basis(1). Additionally, as we continued to right size and optimize our cost structure globally, we delivered solid cash flows and profit margins. Given our balance sheet and liquidity position, we believe we have the financial flexibility and resources needed to operate in an economic environment with continued uncertainty.

The impact of the Pandemic did not just affect us and our industry. We have all been impacted. Therefore, instead of focusing exclusively on the disruption, we choose to be optimistic, search for opportunities, and focus on what we can control – such as reducing costs, further investment in digital innovation, and embracing and enhancing our agile operating model with borderless talent.

•	Reducing Costs and Our Environmental Footprint. Beginning in fiscal 2020, even prior to the Pandemic, we began actively working to shrink our physical footprint by expanding our use of technology to allow employees to work virtually and reduce our real estate footprint. During fiscal 2021, we substantially completed our restructuring initiatives across North America, APAC and Europe, and we have decreased our overall, global real estate footprint from 62 offices as of the end of fiscal 2020 to 49 offices as of the end of fiscal 2021 by creating designated virtual offices. We believe these actions have enabled us to operate with greater agility, ensure our organizational health and resilience, and weather the challenges associated with the Pandemic. We also reduced management compensation and bonus costs and occupancy costs by $12.5 million and $3.5 million, respectively, in fiscal 2021 compared to the prior year primarily as a result of the restructuring initiatives the Company undertook at the end of fiscal 2020.
•	Digital Innovation. Over the last few years, we completed a number of transformative enterprise initiatives including establishing a digital innovation function focused on building and commercializing our digital engagement platform and product offerings and enhancing our consulting capabilities to deliver digital transformation services. In July 2019, we acquired Veracity Consulting Group, LLC (“Veracity”), a fast-growing, digital transformation firm based in Richmond, Virginia. This important strategic acquisition allows us to offer comprehensive end-to-end digital transformation solutions to clients by combining Veracity’s customer-facing offerings with our depth of experience in back-office solutions. In fiscal 2021, we continued to invest in HUGO, our digital engagement platform which is on track to launch in fiscal 2022.
•	Agility and Borderless Talent. Even before the Pandemic, we were responding to a growing marketplace trend – namely, clients choosing to address their workforce needs in more flexible ways, including project-based resources with an emphasis on business agility. Permanent personnel positions are being reduced as clients engage agile talent for project initiatives and transformation work. We are responding to our multinational clients’ needs for a service provider that can partner with them on a global, frictionless basis to provide premier talent – whether it be virtually or in person – through one integrated service platform. We believe our business model and corporate philosophy make us ideally positioned to capitalize on the confluence of the industry trends.

While the impact of the Pandemic and the resulting restrictions imposed from time to time have undoubtedly caused disruptions in the U.S. and global economy and may continue to unsettle financial markets and global economic activities, we have been resourceful in bringing solutions to our clients despite the required restrictions, viewing the new ways of working as an opportunity, and above all else, have remained agile. As always, we thank you, our stockholders, for your continued support.

(1)	See page 30 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 23, 2021, for a discussion of the adjustments made and a reconciliation of those adjustments to revenue, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute same day constant currency revenue.

FINANCIAL METRICS

•	We achieved revenue of $629.5 million for fiscal 2021, which represents a 10.5% decline year-over-year;
•	We achieved 8.2% or $18.7 million in cost reduction for fiscal 2021, including (i) $12.5 million or 9.1% reduction in management compensation and (ii) $3.5 million or 19.8% savings in occupancy costs by shrinking over 60,000 square feet in real estate footprint;
•	We generated $25.2 million in net income for fiscal 2021, after restructuring costs of $8.3 million;
•	We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments) of $52.8 million for fiscal 2021(2);
•	We achieved an Adjusted EBITDA Margin of 8.4% for fiscal 2021(3), just 10 basis points below fiscal 2020;
•	We generated diluted earnings per share of $0.78 for fiscal 2021;
•	We generated $39.9 million in cash flow from operations;
•	We retained 100% of our top 50 clients from fiscal 2020 in fiscal 2021; and
•	We ended fiscal 2021 with $74.4 million in cash and cash equivalents, after $45 million in repayments on our credit facility.

The 10.5% decline in revenue in fiscal 2021 reflected the adverse impact of the Pandemic and fewer business days in fiscal 2021. Revenue level troughed during the first quarter of fiscal 2021 and has since recovered steadily beginning in the second fiscal quarter as vaccine development advanced and uncertainties related to the Pandemic began to subside. With improved operating leverage and cost structure, we generated $39.9 million in cash from operating activities in fiscal 2021. As of May 29, 2021, we had $74.4 million in cash and cash equivalents and $75.5 million available for borrowing under our $120 million secured revolving credit facility with Bank of America. Given our balance sheet and liquidity position, we believe we have the financial flexibility and resources needed to operate in the current uncertain economic environment. Our continued ability to generate cash allows us the flexibility to return cash to you, our stockholders, while being opportunistic on investments for our future growth.

STOCKHOLDER RETURN

We returned $18.2 million to stockholders during fiscal 2021 through our dividend program which we kept intact despite the Pandemic. In an effort to ensure a strong liquidity position during the Pandemic, we did not make any share repurchases in fiscal 2021. However, in the past three fiscal years, we have returned a cumulative total of $86.9 million to our stockholders through our share repurchase and dividend program. We believe that the payment of a regular dividend, along with the continuation of our stock repurchase plan as circumstances permit, provides us the ability to consistently return cash to our stockholders.

Issuance of Quarterly Dividend:

In July 2010, our Board authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. Consistent with prior quarters, in July 2021, our Board authorized the payment of a quarterly dividend at $0.14 per share. Our next dividend payment is payable on September 23, 2021 to all stockholders of record on August 26, 2021.

Stock Repurchase:

In July 2015, our Board approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 29, 2021, the Company did not make any repurchases of its common stock on the open market. As of May 29, 2021, approximately $85.1 million remained available for future repurchases of our common stock under the July 2015 program.

(2)	See pages 29 and 31 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 23, 2021, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.
(3)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

The Company and our Board maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental impact and engage our surrounding communities, all while creating value for our stockholders. Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Social Responsibility and Sustainability” beginning on page 32.

•	Diversity within the Company. We are proud that 100% of our executive leadership team, which includes our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief People Officer, and Chief Legal Officer, consists of women and minorities. Many of our other key leaders are also women or minorities. Additionally, 36% of our directors are minorities or women. We also aim to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of November 2020, 52.6% of our North American employees are minorities or women. We are also a Paradigm for Parity Coalition Company and a 2020 Women on Boards “W” Winning Company.

In fiscal 2021, we established a North American Diversity Council and a global Diversity Ambassador program, consisting of team members from around the world and from various functions. The Diversity Council and Diversity Ambassadors serve important roles in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy of promoting human capital practices that support and accelerate our DE&I goals.

•	Sustainability. As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 60,000 square feet during fiscal 2021 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning more than 95% of client invoices to electronic billing, implementing electronic paystubs for all US employees and reducing our use of print-based marketing materials in favor of digital assets; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings.
•	Our Communities. We support and encourage our employees to volunteer their time and donate to local or national charitable causes. In fiscal 2020 and fiscal 2021, we sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for under-privileged and under-represented students in St. Louis, Missouri. We, as an organization, also view each local, national or global challenge as an opportunity to support and give back to the communities in the markets we serve. In fiscal 2021, we established a Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 29, 2021, we achieved our goal of matching $100,000 in contributions during fiscal 2021. We intend to continue our commitment toward this Fund in fiscal 2022.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 21, 2021

Place:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614*

Record Date:	August 23, 2021

Voting:	Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

*	In the event it is not possible or advisable to hold our Annual Meeting in person as currently planned due to the Pandemic, we may decide to hold the Annual Meeting virtually via the Internet. Please refer to the attached Notice of Annual Meeting for additional information.

Meeting Agenda

1. Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2024 and until their respective successors are duly elected and qualified;

2. Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2022;

3. Approval on an advisory basis of the Company’s executive compensation; and

4. Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Three Directors for a Three-Year Term	Page 18

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

Name and Principal Occupation	Age	Director Since	Board Committees
Donald B. Murray- Independent Chairman of the Board Former Chief Executive Officer, Resources Connection, Inc.	74	1999	None
Lisa M. Pierozzi- Independent Former Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association Former Partner of PwC (formerly Price Waterhouse)	60	2021	Audit Committee
A. Robert Pisano- Lead Independent Director Business Consultant and former interim Chief Executive Officer and President and Chief Operating Officer of the Motion Picture Association	78	2002	Compensation Committee Corporate Governance and Nominating Committee (Chair)

Board Recommendation — FOR each of the Three Director Nominees

Detailed Information
Proposal 2 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022	Page 43

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2022.”

Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Third Amended and Restated Bylaws (our “Bylaws”) or otherwise. However, our Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider the decision to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2021 and fiscal 2020.

	2021	2020

Audit Fees	$1,227,535	$1,235,500
Audit Related Fees	$52,400	$34,400
Tax Fees	$6,500	$6,500
All Other Fees	$0	$0

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022

Detailed Information
Proposal 3 — Advisory Vote on the Company’s Executive Compensation	Page 65

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). Our Board recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 3. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, our Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•	“At Risk” Compensation/Pay for Performance. A significant portion of each named executive officer’s (“NEO’s”) compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2021, approximately 75% of our Chief Executive Officer’s and Chief Operating Officer’s, and 65% of our Chief Financial Officer’s, target total direct compensation(4) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”.

•	Base Salaries. To preserve cash in an uncertain marketplace during the Pandemic, the Compensation Committee determined not to increase the base salary of any NEO during fiscal 2021.
•	Annual Incentives. All of our NEOs participated in our Executive Incentive Plan (“EIP”) during fiscal 2021. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2021, the threshold level of financial performance under the EIP was an Adjusted EBITDA Percentage(5)(6) of 6.5%, which the Company achieved. In fiscal 2021, the Company achieved revenue and Adjusted EBITDA performance that resulted in a quantitative multiplier under the EIP equal to approximately 111.5% of the target annual incentive. The Compensation Committee also determined that each of our NEOs displayed strong leadership despite the macroeconomic uncertainty caused by the Pandemic and achieved 100% of their EIP qualitative goals designated for fiscal 2021. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2021 as follows:
•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $836,000, representing 37.2% of her maximum award opportunity or 111.5% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $391,000, representing 37.2% of her maximum award opportunity or 111.7% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $613,000, representing 37.2% of his maximum award opportunity or 111.5% of his target annual incentive opportunity.

(4)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2021.
(5)	See pages 29 and 31 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021, filed with the SEC on July 23, 2021, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(6)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.

•	Long-Term Incentives. In fiscal 2021, the Compensation Committee approved equity incentives, in the form of restricted stock units, to our NEOs. Restricted stock units align the interest of our NEOs with our stockholders and create a retention incentive as the award vests over a four-year period. These awards were made pursuant to our 2020 Performance Incentive Plan (“2020 Plan”). No other long-term incentive awards were granted to our NEOs in fiscal 2021.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2022 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

QUESTIONS AND ANSWERS

Why did I receive only a Notice of Internet Availability?

As permitted by SEC rules, we are furnishing proxy materials for the Annual Meeting primarily over the Internet. On or about September 9, 2021, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three director nominees (Donald B. Murray, Lisa M. Pierozzi, and A. Robert Pisano) to our Board, each for a three-year term expiring at the annual meeting in 2024 and until his or her respective successor is duly elected and qualified;

2. the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and

3. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board recommend I vote on each of the proposals?

Our Board recommends you vote FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2022, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 23, 2021, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares, and if you would like to attend the Annual Meeting, you must either (1) write to Lauren Elkerson, our Corporate Secretary, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 23, 2021, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote and what is the deadline?

Voting via the Internet, Telephone or Mail:

You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet, by telephone (if available) or by mail by following the instructions on the proxy card or voting instruction form.

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on October 20, 2021, in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the broker, bank or other nominee who holds your shares by the deadline specified by such broker, bank or nominee.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2022, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.

Voting at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend and vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

Can I revoke my proxy or change my vote?

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering a written revocation to our Corporate Secretary (Lauren Elkerson at 17101 Armstrong Avenue, Irvine, CA 92614);
•	submitting a later-dated proxy via the Internet, telephone or mail, as described above under “Voting via the Internet, Telephone or Mail”; or
•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Jennifer Y. Ryu, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

A representative of Broadridge will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted electronically through the Internet and by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, or through the Internet through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please submit a proxy or voting instructions for each of your accounts in the manner provided above under “How do I vote and what is the deadline?” to ensure all your shares are voted.

How many shares can vote?

As of the close of business on the record date, 33,186,740 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Proposal 1. Election of Directors. Once a quorum has been established, under our Bylaws, each director nominee must receive the vote of a majority of the votes cast with respect to that director’s election in order to be elected to our Board (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals. Once a quorum has been established, under our Bylaws, approval of Proposals 2 and 3 each requires the affirmative vote of a majority in voting power of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 2 and 3 is advisory only and not binding on the Company or our Board. Our Board will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority in voting power of the outstanding shares of our stock entitled to vote at the meeting on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 33,186,740 shares of common stock outstanding as of the close of business on the record date, holders of at least 16,593,371 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors or the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1 and 3 (the election of directors and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2022).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1 and 3 (the election of directors and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposal 3 and, therefore, will not be counted in determining the outcome of such matters.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2022 annual meeting?

Advance Notice Procedures. Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our Corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 23, 2022, and no later than the close of business on July 23, 2022). In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2022 Annual Meeting. Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2022 annual meeting of stockholders must be received no later than May 10, 2022. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report for Resources Connection, Inc.’s year ended May 29, 2021?

A copy of the Company’s Annual Report for the year ended May 29, 2021 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder and did not receive a Notice of Internet Availability or otherwise receive your proxy materials electronically, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this year or future years, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

In addition, if you are a stockholder of record at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board currently consists of eleven directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2024 Annual Meeting and until his or her successor is duly elected and qualified. Michael H. Wargotz is not standing for re-election at the Annual Meeting.

Due to Mr. Wargotz not standing for re-election, only three directors will be serving in the class up for election at the Annual Meeting. Because the Board has nominated only three director nominees for election at the Annual Meeting for a three-year term expiring at the 2024 Annual Meeting, shares may not be voted for more than three director nominees. Our Board intends to reduce the number of directors to ten following the Annual Meeting.

Each of the nominees, Donald B. Murray, Lisa M. Pierozzi and A. Robert Pisano, is presently a member of our Board, having served on the Company’s Board since 1999, 2021 and 2002, respectively. Messrs. Murray and Pisano were previously elected to our Board by our stockholders at our 2018 annual meeting of stockholders. This will be the first time Ms. Pierozzi will stand for election by our stockholders, after initially being appointed as a director by our Board following the recommendation of the Corporate Governance and Nominating Committee in February 2021. Ms. Pierozzi was initially identified as a director candidate by Mr. Pisano, our Lead Independent Director and Chairman of our Corporate Governance and Nominating Committee.

In addition, notwithstanding the Company’s retirement age policy, the Board affirmatively requested that each of Messrs. Murray and Pisano continue their service to the Board for an additional three-year term given their outstanding contributions, deep knowledge of the professional services industry and executive experience. Mr. Murray founded Resources Connection, Inc. in 1996, has served in various leadership positions with the Company and currently serves as Chairman of the Board. Mr. Pisano has served on the Board since 2002 and as the Lead Independent Director since 2004. The continued services of Messrs. Murray and Pisano contributes to the stability of the Board. Additionally, each possesses a unique blend of leadership, institutional knowledge and experience that our Board requires to lead the Company through key enterprise initiatives and as we continue our board refreshment efforts.

Our Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that stockholders vote in favor of the election of each of the nominees, Messrs. Murray and Pisano and Ms. Pierozzi.

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the gender, ethnic and racial diversity of each nominee along with the fit of each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any director and any other person pursuant to which a director was selected as a director or nominee.

If at the time of the Annual Meeting any of the nominees is unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board recommends or, if no substitute nominee is recommended by our Board, for the remaining nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each other director who will continue as a director after the Annual Meeting. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Donald B. Murray Age 74 Director since April 1999	Mr. Murray founded Resources Connection, Inc. in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer but remained as Executive Chairman of our Board. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Chairman of our Board.

Prior to founding the Company, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the board of directors for the University of Southern California’s Marshall School of Business, Center for Innovation.
Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, Mr. Murray developed the Company’s business model and vision. Mr. Murray brings to our Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

Lisa M. Pierozzi Age 60 Director since February 2021	Ms. Pierozzi formerly served as Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association (“MPA”) from 2006 to 2011. Prior to her role at MPA, Ms. Pierozzi was Senior Vice President, Business Planning and Development for Universal Studios’ global theme parks and resorts group from 2001 to 2005. Ms. Pierozzi joined PwC (formerly Price Waterhouse) in 1984 and was a partner from 1997 to 2001, where she had leadership roles in multiple industry transactions and operational reviews, including deal structuring and assessment, due diligence, financing, process improvement, systems and infrastructure overview. Ms. Pierozzi currently sits on the board of directors of the Motion Picture & Television Fund (“MPTF”) and is a founding member of the Normandy Institute. Ms. Pierozzi’s experience includes serving as chairman of the Audit Committee, of the MPTF as well as a nonvoting member of the Finance and Investment Committees and various other special committees of the MPTF.

Key experience, qualifications, attributes and skills:

Ms. Pierozzi brings to our Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies, with particular expertise in public company financial reporting, systems and controls.

A. Robert Pisano Age 78 Director since November 2002	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Prior to this, Mr. Pisano was the President and Chief Operating Officer of the MPA from October 2005 until September 2011 and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the MPTF. Since 2012, Mr. Pisano has served as a director of all the FPA Group of Funds, including Crescent and New Income Funds, the largest of the group of funds, and he also serves on their audit and corporate governance committees.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to our Board and to the Company.

Our Board unanimously recommends that stockholders vote “FOR” Proposal 1 to elect to the Board each of the three director nominees set forth above.

Continuing Directors:

The following persons are the members of our Board whose terms of office do not expire until after the Annual Meeting and who will continue to serve on the Board after the Annual Meeting:

Anthony C. Cherbak Age 67 Director since August 2009 Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2022.	In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company, but he has continued to serve as a member of our Board, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.
Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to our Board insight into the operations of the Company.

Neil F. Dimick Age 72 Director since November 2003 Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2022.	Prior to joining our Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the board of directors of Viatris, Inc., where he serves as Chairperson of the Audit Committee and member of the Compensation, Executive, and Finance Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committee; and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.
Key experience, qualifications, attributes and skills:

Mr. Dimick brings to our Board, and the Audit Committee that he chairs, more than 25 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene Age 58 Director since January 2018 Ms. Duchene’s term of office as one of our directors expires at the Annual Meeting in 2022.	Ms. Duchene is our President and Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.
Key experience, qualifications, attributes and skills:

As our President and Chief Executive Officer, Ms. Duchene brings to our Board valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

Robert F. Kistinger Age 68 Director since August 2006 Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2023	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan Age 66 Director since July 2018 Mr. von Maltzan’s term of office as one of our directors expires at the Annual Meeting in 2023	Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce — Management on Demand AG, served as the Chairman of the Supervisory Board of industrial holding Greiffenberger AG from 2016 through June 2021, and, since 2015, has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as Chief Executive Officer of Profine Group, a leading producer of PVC profiles. Mr. von Maltzan has also held various board of director and Interim CEO assignments in the past. Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.
Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to our Board over 35 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Jolene Sarkis Age 71 Director since April 2002 Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2023	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. In 2019, she retired as Executive Vice President of the CFS Restaurant Group, a position she held since 2011.
Key experience, qualifications, attributes and skills:

Ms. Sarkis’ executive business experience in operations management and business development brings a unique skill set to our Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

David P. White Age 53 Director since July 2021 Mr. White’s term of office as one of our directors expires at the Annual Meeting in 2023	Mr. White previously served as the National Executive Director and Chief Negotiator of the Screen Actors Guild-American Federation of Television and Radio Artists (“SAG-AFTRA”) from 2009 to June 2021. Prior to rejoining SAG-AFTRA in 2009, where he previously served as General Counsel from 2002 to 2006, Mr. White was Managing Principal of Los Angeles-based Entertainment Strategies Group LLC from 2006 to 2009, providing consulting services to the entertainment industry. He was also previously a labor and employment attorney at O’Melveny & Myers LLP.

Mr. White is a Rhodes Scholar and a graduate of Grinnell College, Stanford Law School and The Queen’s College, Oxford University. He currently serves as a board member of the Federal Reserve Bank of San Francisco, where he serves on the Audit and Risk Management Committee and Bank Governance Committee, as a board member of the MPTF, where he serves on the Audit Committee, and as a board member of The Actors Fund, where he serves on the Strategic Planning Committee. Mr. White also serves as a commissioner for the Entertainment Industry Commission on Eliminating Sexual Harassment and Advancing Equality in the Workplace.
Key experience, qualifications, attributes and skills:

Mr. White brings to our Board over 20 years of legal and executive leadership expertise, with extensive expertise in human capital and regulatory matters all of which makes him a trusted advisor to the Company.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of our Board. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any of our executive officers and any other person pursuant to which an officer was selected.

Kate W. Duchene (58)
President, Chief Executive Officer and Director
Ms. Duchene has served as our President and Chief Executive Officer since December 2016. Biographical information regarding Ms. Duchene is set forth above under the caption “Continuing Directors.”	Jennifer Y. Ryu (46)
Executive Vice President and Chief Financial Officer
Effective February 3, 2020, Jennifer Y. Ryu was named Executive Vice President and Chief Financial Officer. Prior to her appointment, Ms. Ryu served as the Interim Chief Financial Officer since August 14, 2019. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings.	Timothy L. Brackney (49)
President and Chief Operating Officer
Effective April 3, 2019, Timothy L. Brackney was named our President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Brackney served as our President North America & EVP, Revenue from 2017 to April 2019. From 2014 to 2017, Mr. Brackney served as our SVP, West Region. He led the North Pacific Region from 2011 to 2014. From 2007 to 2011, Mr. Brackney was a Regional Managing Director for the Company. Before that time, he served as Regional Director and Managing Director of our Portland, Oregon office.

BOARD OF DIRECTORS

Board Leadership Structure

Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. Our Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by our Board, and that our Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of our Board. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. Although our Board has determined that Mr. Murray is independent under the listing requirements of The Nasdaq Stock Market (“Nasdaq”), because he is a former Chief Executive Officer and founder of the Company, our Board determined it was appropriate to designate A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on our Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman	Lead Independent Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Independent Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

Our Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board has determined that each of Mr. Cherbak, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Murray, Ms. Pierozzi, Mr. Pisano, Ms. Sarkis, Mr. Wargotz and Mr. White is an “independent director” under the Nasdaq Listing Rules. The Board also previously determined that each of Susan Crawford and Anne Shih (who each retired during fiscal 2021) was an “independent director” under the Nasdaq Listing Rules. Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, she does not qualify as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which our Board considered in making its independence determination.

Committees of the Board

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of our Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, our Board also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2021. Ms. Duchene and Messrs. Murray and Cherbak do not currently serve on any committee of the Board.

Director	Audit	Compensation	Corporate Governance and Nominating	Board of Directors
A. Robert Pisano, Lead Independent Director		Member	Chair	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Marco von Maltzan	Member			Independent
Lisa M. Pierozzi	Member			Independent
Jolene Sarkis		Chair		Independent
Michael Wargotz	Member	Member		Independent
David P. White			Member	Independent

Number of Meetings Held in Fiscal 2021	10	7	4	7

Attendance at Meetings

Our Board met seven times during fiscal 2021. All directors attended at least 75% of the aggregate Board meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2020 annual meeting of stockholders in person or by video conference/telephone.

Committee Charters

Our Board annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee charters were reviewed and approved on July 29, 2021 and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Mr. Kistinger and Mr. White. The Corporate Governance and Nominating Committee met four times during fiscal 2021.

Governance-Related Duties. The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which is reviewed by the entire Board annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to our Board.

Nominating-Related Duties. The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to our Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2021 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning. Given the tenure and longevity of our Board, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee is overseeing the development of a Board composition, refreshment and succession plan to continue to evolve our Board over the next one to two years. In connection with this plan, the Corporate Governance and Nominating Committee is considering and interviewing several director candidates. Our Board, led by the Corporate Governance and Nominating Committee, will continue to work towards achieving the Board’s refreshment and succession planning goals during fiscal 2022 and has prioritized the appointment of director candidates that are diverse in gender, sexual orientation, ethnicity or race or are members of any other underrepresented communities.

Selection of Director Candidates. The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our NEOs, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. Our Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on our Board).

In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, diversity, independence, and ability to regularly prepare for and attend Board meetings. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees but looks for individuals with specific qualifications so that our Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, as well as gender, sexual orientation, gender identity, ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of our Board at that time.

Below is a description of the key experience, qualifications, attributes and skills the Committee considers important for director candidates in light of the Company’s business:

•	Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. To support and grow our international practices, we also look for directors with international expertise. Finally, to expand and grow our digital transformation group and develop and introduce our digital engagement platform, we look for directors with an expertise in digital transformative initiatives.
•	Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.
•	Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions who can provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders. The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2022 should send a signed letter of recommendation, to be received before May 10, 2022, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614; Attn: Lauren Elkerson, Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2022 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules. The Compensation Committee met seven times during fiscal 2021.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of those goals and objectives and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;
•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;
•	To review and approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board with respect to the adoption, amendment or discontinuation of the Company’s incentive compensation and equity-based plans that require Board approval;
•	To review and approve severance or similar termination payments to the Company’s executive officers; and
•	To establish, review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2021 for our executive officers (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant, including sole authority to determine and approve the terms, costs and fees for such engagements, with reasonable compensation to be borne by the Company. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2021 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2021, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.

Audit Committee

The current members of the Audit Committee are Mr. Dimick (Chairperson), Mr. Kistinger, Mr. von Maltzan, Ms. Pierozzi and Mr. Wargotz, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All five members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K. The Audit Committee met ten times during fiscal 2021.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions; is directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm; and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee is directly responsible for the evaluation and oversight of the work of the independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2022” below, under the caption “All Other Fees”, including ensuring such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;
•	Reviews and discusses with management and the independent registered public accounting firm the Company’s annual audited financial statements, material accounting principles and related matters;
•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and
•	Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

Our Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. Our Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including legal, operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. The involvement of our Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board and other types of corporate governance risks within its area of responsibility. The Audit

Committee oversees the Company’s risk assessment and risk management, particularly with respect to financial risks, such as financial reporting and accounting, internal controls, fraud, legal and regulatory compliance, and cybersecurity. The Audit Committee receives regular reports at each Audit Committee meeting from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also receives quarterly reports from our Senior Vice President, IT, on cybersecurity risks and the Company’s ongoing cybersecurity training for employees, which typically occurs monthly. The Audit Committee and the entire Board also receive quarterly reports from our Chief Legal Officer on any material litigation involving the Company and various material risk management matters, if any. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our EIP focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the EIP is only one component of our overall compensation program and is balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award each NEO with respect to the qualitative component of our EIP based on its subjective assessment of the Company’s performance, the NEO’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our EIP so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the EIP appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short- or long-term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Employee, Officer and Director Hedging

We maintain an insider trading policy that, among other things, strongly discourages all of our employees, officers and directors from entering into hedging or monetization transactions involving our securities. Hedging or monetization transactions are transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of our securities. Pursuant to our policy, any person wishing to enter into such an arrangement must submit the proposed transaction to our Chief Legal Officer for pre-approval.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board’s responsibilities, Board composition and selection of directors, Board meetings, our Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.

Code of Business Conduct and Ethics. The Company has also adopted the Code of Conduct that applies to everyone in the Company, including all of our directors, executive officers and employees. A current copy of our

Code of Conduct is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.

Board Evaluation Process

Our Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee, and in fiscal 2021, all committees were determined to be functioning effectively and in accordance with their respective charters and applicable SEC and Nasdaq rules.

Communications with the Board

Our Board provides a process for stockholders to send communications to the Board, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company and our Board maintain a focus on environmental responsibility and sustainability, as well as social responsibility and governance oversight and activities. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities. To promote these interests, we are committed to responsible business practices and continual improvement of our operations and our relationships with our employees, our clients and the communities in which we operate. We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and sustainability policies and practices. Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.

Corporate Social Responsibility

Our Culture and Values

In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success. Along with our core values, we act in accordance with our Code of Conduct, which sets forth the standards our employees and directors must adhere to at all times in the execution of their duties. Our Code of Conduct covers topics such as honest and candid conduct, conflicts of interest, protecting confidential information, anti-corruption, compliance with laws, rules and regulations, fair dealing, equal opportunities and non-harassment, maintaining a safe workplace, and the reporting of violations. The Code of Conduct reflects our commitment to operating in a fair, honest, responsible and ethical manner and also provides direction for reporting complaints in the event of alleged violations of our policies (including through an anonymous hotline).

Diversity, Equity and Inclusion

As a global human capital company, DE&I are of utmost importance, and our maintenance and improvement on this value is a priority. Our workforce reflects diversity in all its forms, including gender and gender identity, race and ethnicity, age, sexual orientation and a variety of cultural and personal backgrounds. As a human-first company, we believe a diverse workforce is essential to our continued success, and we strive to maintain a diverse and inclusive workforce at all levels. Our fiscal 2021 DE&I initiatives focused on increasing DE&I awareness, education and involvement among our workforce, increasing diversity in our workforce, and promoting diversity in our Go-to-Market activities. To ensure our commitment to these DE&I initiatives, we established in fiscal 2021 a North American Diversity Council and a global Diversity Ambassador program, consisting of employees from around the world and from our various functions. This Council and the Diversity Ambassadors work closely with senior leaders to facilitate alignment between DE&I efforts and our overall business strategy of promoting human capital practices that support and accelerate our DE&I goals.

We are proud that 100% of our executive leadership team, which includes our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief People Officer, and Chief Legal Officer, consists of women and minorities, with our executive leadership team comprised of 80% female and 40% racially and ethnically diverse minorities. Many of our other key leaders are also women or minorities. Additionally, 36% of our directors are minorities or women, with three of our directors identifying as female and one of our directors identifying as a racially or ethnically diverse minority. We also aim to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of November 2020, 52.6% of our North American employees are minorities or women. We are a Paradigm for Parity Coalition Company and a 2020 Women on Boards “W” Winning Company.

Engagement with our Communities

Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We encourage everyone in our organization to volunteer their time and donate as they deem appropriate to local, and in some cases national, charitable causes. Our employees give generously of their time to help those charities, and the people those organizations serve. In fiscal 2020 and fiscal 2021, we sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for under-privileged and under-represented students in St. Louis, Missouri. During the Pandemic, our healthcare team partnered with our healthcare clients to source and donate needed personal protective equipment to the medical community and first responders. Additionally, shortly after the global work-from-home mandate was implemented, we created the RGP Kids Academy which connects children of our employees with volunteer tutors and coaches from across the RGP ecosystem to help support our employees while they simultaneously juggle work and childcare. In fiscal 2021, we established a Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 29, 2021, we achieved our goal of matching $100,000 in contributions during fiscal 2021. We intend to continue our commitment toward this Fund in fiscal 2022.

Employee Wellbeing, Resilience and Growth

Employee safety and wellbeing is of paramount importance to us in any year and was of particular focus in our fiscal years 2020 and 2021 in light of the Pandemic. To further this focus, we formed a Global Business Continuity Team to improve our disaster preparedness plans and implement strategies to manage the health and security of our employees, business continuity and client confidence, so that we can continue to provide our clients with excellent customer service and our employees with a safe and healthy work environment. In response to the Pandemic, we introduced a work-from-home policy, critical safety and hygiene protocols and training, and a limited business travel directive. We continue to monitor changing government rules and regulations in countries where we operate and have begun to reopen our offices in accordance with local health department guidelines. Our goal is to help every human in our workforce maintain a positive, productive and connected work experience. We provide productivity and collaboration tools and resources for employees working remotely, and during 2020 and 2021, we enhanced and promoted programs to support our employees’ physical and mental wellbeing, including the offering of virtual fitness and education classes. We also offer all U.S.-based employees participation in our Employee Assistance Program, which provides our employees with mental health support and resources.

Strong leadership is critical to fostering employee engagement and positioning employees to perform at their best. For these reasons, we invest in the ongoing professional development of our employees through curated programs that are designed to promote personal, functional and leadership growth.

Environmental Responsibility

As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 60,000 square feet during fiscal 2021 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning more than 95% of client invoices to electronic billing, implementing electronic paystubs for all US employees and reducing our use of print-based marketing materials in favor of digital assets; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings. We have plans to reduce our physical footprint by an additional 100,000 square feet over the next few years.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board, such director is eligible to receive a pro-rated cash retainer and an equity award, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director. Our Board reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2021:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Annual Retainer for Chairman of the Board	$250,000
Additional Annual Lead Independent Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro-rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	restricted stock (or restricted stock units or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	pro-rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors”, are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2021, Mr. Murray elected to receive cash in lieu of his annual equity award.

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) upon joining the Board. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2021, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2020 Plan. Non-employee director equity awards are evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by our Board to evidence such type of grant pursuant to the 2020 Plan. Each award vests in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of our Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on our Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same vesting and payment terms as the stock units to which they relate. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on our Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

Ms. Crawford, Mr. Dimick, Mr. Kistinger, Ms. Sarkis and Mr. Wargotz each elected to defer their equity award for the 2021 plan year. None of the directors elected to defer their cash compensation for the 2021 plan year.

Other Arrangements

On August 12, 2019, the Company entered into a one-year consulting agreement with Mr. Cherbak in the event Ms. Ryu required assistance as she transitioned into the role of Chief Financial Officer. The Company agreed to pay Mr. Cherbak $300 per hour for his consulting services. Mr. Cherbak did not perform any services under this agreement, and thus received no payment pursuant to the terms of this agreement. The agreement expired by its terms on August 11, 2020. Mr. Cherbak continues to be compensated as a non-employee director.

DIRECTOR COMPENSATION — FISCAL 2021

The following table presents information regarding the compensation paid for fiscal 2021 to our non-employee directors. The compensation paid to Ms. Duchene, our President and Chief Executive Officer, is presented below in the “Executive Compensation Tables for Fiscal 2021 — Summary Compensation Table — Fiscal 2019 to 2021” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Donald B. Murray(3)	400,000	0	0	0	400,000
Anthony Cherbak	50,000	100,000	0	0	150,000
Susan Crawford(4)	52,500	100,000	0	0	152,500
Neil Dimick	75,000	100,000	0	0	175,000
Robert Kistinger	57,500	100,000	0	0	157,500
Marco von Maltzan	55,000	100,000	0	0	155,000
Lisa M. Pierozzi(5)	50,329	91,505	0	0	141,834
A. Robert Pisano	80,000	100,000	0	0	180,000
Jolene Sarkis	65,000	100,000	0	0	165,000
Anne Shih(6)	0	0	0	0	0
Michael Wargotz	60,000	100,000	0	0	160,000
David P. White(7)	0	0	0	0	0

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2021, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 14 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021.
(2)	As described above, on January 4, 2021, each of our non-employee directors then serving on our Board was granted an award of 8,058 shares of restricted stock, or a grant of 8,058 restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock award. Each such non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $100,000 on the grant date (8,058 shares times $12.41 stock price). On February 1, 2021, upon her appointment to the Board, Ms. Pierozzi was granted an award of 7,735 shares of restricted stock that had a fair value for financial statement reporting purposes equal to $91,505 (7,735 shares times $11.83 stock price). See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.
(3)	Mr. Murray’s fees earned listed in this table reflect the director retainer fees to which he was entitled that were paid in January 2021 for Board service through calendar 2021 and cash in lieu of his annual restricted stock award as set forth in footnote (2).
(4)	Ms. Crawford retired from our Board effective February 1, 2021.
(5)	Ms. Pierozzi was appointed to our Board effective February 1, 2021.
(6)	Ms. Shih retired from our Board effective October 22, 2020 and received no compensation in fiscal 2021.
(7)	Mr. White was appointed to our Board effective July 29, 2021 and received no compensation in fiscal 2021 as he was not yet appointed to the Board.

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and number of unvested Company restricted stock units held by each of our non-employee directors as of May 29, 2021.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units
Donald B. Murray	260,000	0
Anthony Cherbak	370,000	16,240
Susan Crawford	0	0
Neil Dimick	0	17,837
Robert Kistinger	0	17,837
Marco von Maltzan	0	17,624
Lisa M. Pierozzi	0	7,735
A. Robert Pisano	0	17,837
Jolene Sarkis	0	17,837
Anne Shih	0	0
Michael Wargotz	0	17,837
David P. White	0	0

Stock Ownership Guidelines for Directors

We maintain Stock Ownership Guidelines for the non-employee members of our Board. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;
•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.

As shown in the table below, as of August 23, 2021, each of our current non-employee directors either meets the share ownership guidelines or has time remaining to fulfill such guidelines.

Non-Employee Director Stock Ownership Status

Guideline		$100,000(1)
	Qualifying Shares Held(2)	Value as of the Record Date(3)

Donald B. Murray	1,210,304	$19,316,452
Anthony Cherbak	60,261	$961,766
Neil Dimick	63,023	$1,005,847
Robert Kistinger	63,023	$1,005,847
Marco von Maltzan	24,131	$385,131
Lisa M. Pierozzi	7,735	$123,451
A. Robert Pisano	81,491	$1,300,596
Jolene Sarkis	63,023	$1,005,847
Michael Wargotz	56,823	$906,895
David P. White	2,741	$43,746

(1)	The relevant guideline is $100,000, as this is the lesser of (i) two times the annual board retainer (i.e. $100,000) and (ii) the value of 10,000 shares (which was valued on the record date at $159,600).
(2)	Represents the Qualifying Shares held by the director on August 23, 2021.
(3)	Determined by multiplying the number of Qualifying Shares held by the director on August 23, 2021 by the closing price of a share of Company common stock on that date ($15.96).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2021, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 23, 2021 for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;
•	each of our directors;
•	each NEO named in the Summary Compensation Table; and
•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 33,186,740 shares of the Company’s common stock outstanding as of August 23, 2021.

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray (1)	1,470,304	4.40%
Kate W. Duchene (2)	454,236	1.35%
Anthony Cherbak (3)	430,261	1.28%
Timothy L. Brackney (4)	156,658	*
A. Robert Pisano (5)	81,491	*
Neil Dimick (6)	35,273	*
Robert Kistinger (7)	35,273	*
Jolene Sarkis (8)	35,273	*
Michael Wargotz (9)	29,073	*
Jennifer Y. Ryu (10)	22,350	*
Lisa M. Pierozzi (11)	7,735	*
David P. White	2,741	*
Marco von Maltzan (12)	0	*
Executive Officers and Directors as a group (13 persons) (13)	2,760,668	8.04%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock Inc. (14)	5,056,225	15.60%
Dimensional Fund Advisors LP (15)	2,477,959	7.60%
The Vanguard Group (16)	2,050,936	6.32%

*	Represents less than 1%.
**	We determine beneficial ownership in accordance with the rules of the SEC. We deem (i) shares subject to options that are currently exercisable or exercisable within 60 days after August 23, 2021 and (ii) restricted stock units vesting within 60 days after August 23, 2021, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
(1)	Includes 870,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; and 340,000 shares beneficially owned by Mr. Murray in the Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 260,000 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(2)	Includes 356,000 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(3)	Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 400 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 370,000 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(4)	Includes 149,750 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(5)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.
(6)	Does not include 27,750 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(7)	Does not include 27,750 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(8)	Does not include 27,750 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(9)	Does not include 27,750 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(10)	Includes 11,250 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(11)	Shares beneficially owned by Ms. Pierozzi in the Apsley Belgrave Trust, Lisa M. Pierozzi as Trustee. Ms. Pierozzi has sole voting and investment power over shares held in the trust.
(12)	Does not include 24,131 deferred restricted stock units that will be paid out in cash at the end of service to the extent then vested.
(13)	Includes 1,147,000 shares of common stock subject to options exercisable within 60 days of August 23, 2021.
(14)	According to a Schedule 13G filed with the SEC on January 25, 2021, by BlackRock, Inc., as of December 31, 2020, BlackRock, Inc. has sole voting power with respect to 4,987,732 shares of common stock and sole dispositive power with respect to 50,56,225 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G. The address of BlackRock, Inc., as listed in the Schedule 13G, is 55 East 52nd Street, New York, NY 10055.
(15)	According to a Schedule 13G/A filed with the SEC on February 12, 2021, by Dimensional Fund Advisors LP, as of December 31, 2020, Dimensional Fund Advisors LP has sole voting power with respect to 2,367,798 shares of common stock, and sole dispositive power with respect to 2,477,959 shares of common stock. The address of

Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all other shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.
(16)	According to a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, Inc., as of December 31, 2020, The Vanguard Group, Inc. has shared voting power with respect to 39,133 shares of common stock, sole dispositive power with respect to 1,984,008 shares of common stock and shared dispositive power with respect to 66,928 shares of common stock. The subsidiaries of The Vanguard Group, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2022

The Audit Committee of the Board has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal year 2022. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2021 and 2020.

	2021	2020
Audit Fees	$1,227,535	$1,235,500
Audit Related Fees(1)	$52,400	$34,400
Tax Fees(2)	$6,500	$6,500
All Other Fees	$0	$0

(1)	Audit Related Fees include those fees for professional services reasonably related to the performance of the audit or review of financial statements.
(2)	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2021 and 2020, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board unanimously recommends that stockholders vote “FOR” Proposal 2 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;
•	second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and
•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 29, 2021, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Marco von Maltzan
Lisa M. Pierozzi
Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 29, 2021, filed with the SEC on July 23, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our NEOs for fiscal 2021.

The Company’s NEOs for fiscal 2021 are:

Name	Age	Position
Kate W. Duchene	58	President and Chief Executive Officer
Jennifer Y. Ryu	46	Executive Vice President and Chief Financial Officer
Timothy L. Brackney	49	President and Chief Operating Officer

Fiscal 2021 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2021 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2021:

•	We achieved revenue of $629.5 million;
•	We achieved 8.2% or $18.7 million in cost reduction;
•	We generated $25.2 million in net income, after restructuring costs of $8.3 million;
•	We achieved Adjusted EBITDA of $52.8 million(7);
•	We achieved an Adjusted EBITDA Margin of 8.4%(8);
•	We generated diluted earnings per share of $0.78;
•	We generated $39.9 million in cash flow from operations;
•	We returned $18.2 million to stockholders in fiscal 2021 through the Company’s dividend program;
•	We retained 100% of our top 50 clients from fiscal 2020 in fiscal 2021; and
•	We ended fiscal 2021 with $74.4 million in cash and cash equivalents, after $45 million in repayments on our credit facility.

Highlights of the executive compensation program for fiscal 2021 include:

•	Base Salaries. To preserve cash in an uncertain marketplace during the Pandemic, the Compensation Committee determined not to increase the base salary of any NEO during fiscal 2021.
•	Annual Incentives. All of our NEOs participated in our EIP during fiscal 2021. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2021, the threshold level of financial performance under the EIP was an Adjusted

(7)	See pages 29 and 31 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 23, 2021, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(8)	Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue.

EBITDA Percentage(7)(9) of 6.5%, which the Company achieved for fiscal 2021. In fiscal 2021, the Company achieved revenue and Adjusted EBITDA performance that resulted in a quantitative multiplier under the EIP equal to approximately 111.5% of the target annual incentive. The Compensation Committee also determined that each of our NEOs displayed strong leadership despite the macroeconomic uncertainty caused by the Pandemic and achieved 100% of their EIP qualitative goals designated for fiscal 2021. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2021 as follows:
•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $836,000, representing 37.2% of her maximum award opportunity or 111.5% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $391,000, representing 37.2% of her maximum award opportunity or 111.7% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $613,000, representing 37.2% of his maximum award opportunity or 111.5% of his target annual incentive opportunity.
•	Long-Term Incentives. In fiscal 2021, the Compensation Committee approved equity incentives, in the form of restricted stock units, to our NEOs. Restricted stock units align the interest of our NEOs with our stockholders and create a retention incentive as the award vests over a four-year period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2021.
•	Stock Ownership Guidelines. To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

Our Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our executive officers. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•	“At Risk” Compensation/Pay for Performance. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2021, approximately 75% of our Chief Executive Officer’s and Chief Operating Officer’s, and 65% of our Chief Financial Officer’s, target total direct compensation(10) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”.

(9)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.
(10)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2021.

75%
At Risk
27%
Target Annual Incentive
25%
Base Salary
CEO
48%
Long-Term Incentive

65%
At Risk
32%
Target Annual
Incentive
35%
Base Salary
33%
Long-Term
Incentive
CFO

76%
At Risk
27%
Target Annual
Incentive
24%
Base Salary
49%
Long-Term
Incentive
COO

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.
•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity; and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives
Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent
Annual Cash Incentive Compensation Opportunity	• Directly link pay to performance
• Incentivize creation of stockholder value
• Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2021, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2021. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2021, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision making process

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2021, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2020 executive compensation decisions would be the same for our fiscal 2021 executive compensation decisions, except that Hackett Group replaced Navigant Consulting, Inc. which was acquired during fiscal 2020. For fiscal 2021, the peer group consisted of the following ten professional services companies, and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

CBIZ, Inc.	CRA International, Inc.	FTI Consulting, Inc.
Hackett Group, Inc.	Heidrick & Struggles International, Inc.	Hudson Global, Inc.
Huron Consulting Group Inc.	ICF International, Inc.	Kforce, Inc.
Korn/Ferry International, Inc.

The chart below contains information on revenue, market capitalization and employee head count for our named peer group.(1)

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees

CBIZ, Inc.	12/31/20	963.9	1,774.1	4,800
CRA International, Inc.	12/31/20	508.4	587.6	831
FTI Consulting, Inc.	12/31/20	2,461.3	4,591.0	6,321
Hackett Group, Inc.	12/31/20	239.5	521.0	1,047
Heidrick & Struggles International, Inc.	12/31/20	629.4	799.8	1,563
Hudson Global, Inc.	12/31/20	101.4	47.0	380
Huron Consulting Group Inc.	12/31/20	871.0	1,182.7	3,807
ICF International, Inc.	12/31/20	1,506.9	1,709.9	6,300
Kforce, Inc.	12/31/20	1,397.7	1,225.5	2,000
Korn/Ferry International, Inc.	4/30/21	1,841.0	3,667.0	7,889
Resources Connection, Inc.	5/29/21	629.5	479.5	3,753

(1)	The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenue is presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes and Investor Feedback

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2020, approximately 96.8% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. However, the Compensation Committee also heard from investors that they would like to see the Company move away from option awards in favor of restricted stock units in the long-term incentive program for NEOs. In response to this feedback and to increase the retention value to NEOs, the Compensation Committee determined to award restricted stock units to NEOs during fiscal 2021, instead of option awards. The Compensation Committee did not otherwise change its approach to executive compensation or executive compensation program design for fiscal 2021, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2021 for the NEOs were appropriate, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service, the Company’s general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Given the uncertain marketplace due to the Pandemic, the Compensation Committee determined that it was appropriate to make no changes to the NEOs’ base salaries for fiscal 2021.

Column (c) of the “Summary Compensation Table — Fiscal 2019 — 2021” in the “Executive Compensation Tables for Fiscal 2021” section below shows the base salary paid to each NEO for fiscal 2021.

Annual Incentive Compensation

The Company’s annual incentive compensation plan is the EIP. Each of the NEOs participated in the EIP for fiscal 2021. The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2021, the Compensation Committee set the following terms for the NEOs under the EIP:

•	The target annual incentive compensation opportunity for each of the NEOs for fiscal 2021 was as follows: for Ms. Duchene, $750,000, for Ms. Ryu, $350,000, and for Mr. Brackney, $550,000.
•	The threshold incentive compensation opportunity for each NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each NEO was equal to 300% of the NEO’s target incentive award.

Each NEO’s threshold, target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP for fiscal 2021, to trigger any award for any participant, the Company must achieve at least a 6.5% “Adjusted EBITDA Percentage”(11). If that goal is attained, each participant’s incentive opportunity under the EIP is determined based on quantitative and qualitative components, as shown in the following chart:

As shown above, the quantitative component of the EIP is determined based on the Company’s revenue and “Adjusted EBITDA Percentage” achieved for the fiscal year (with each metric weighted 50%). The Compensation Committee selected

(11)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.

these quantitative performance metrics for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. Threshold level of performance (which is equal to 80% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Revenue
Adjusted EBITDA Percentage	Threshold	Target	Maximum
Threshold	50%	75%	100%
Target	75%	100%	150%
Maximum	100%	150%	200%

As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Revenue and Threshold Adjusted EBITDA Percentage were achieved for fiscal 2021, the quantitative multiplier would be equal to 75% of the target annual incentive. The payout percentages in the table above are interpolated on a straight-line basis for performance between the Threshold and Maximum levels. If the Company achieved performance above the Maximum level, the quantitative multiplier would be capped at 200%.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP and the actual results achieved by the Company for fiscal 2021. As shown in the table, the Company achieved approximately 97% of the Revenue target and 103% of the Adjusted EBITDA Percentage target for fiscal 2021, which interpolated together resulted in approximately 111.5% quantitative multiplier for fiscal 2021.

Quantitative Metric	Fiscal 2021 Target	Fiscal 2021 Results	Percentage of Target Achieved
Revenue	$650 million	$629.7 million	97%
Adjusted EBITDA Percentage	8.1%	8.4%	103%

The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Compensation Committee’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals (called CRAVE goals), and other qualitative contributions determined by the Compensation Committee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2021, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the Company’s financial performance, especially in light of the challenges presented by the Pandemic and racial injustice and social equity events that disrupted the operating environment. The Compensation Committee also considered the achievement of team accomplishments during fiscal 2021 including pivoting to virtual operations with efficiency and impact for our clients and consultants, completing a significant restructuring of our business in Europe without losing critical personnel or clients, controlling costs while investing in technology and digital initiatives for the future success of the Company, returning the Company to top line growth in the fourth quarter of fiscal 2021, advancing the development of a human cloud product to launch in fiscal 2022, managing our cash flow and balance sheet well, increasing engagement with investors, and achieving significant efficiencies through digital transformation, automation and workforce planning. The Compensation Committee also considered how each individual NEO performed against the NEO’s stated enterprise and functional goals and determined that each individual NEO had achieved a level of “successful” (which corresponds to a modifier of 80-110% of the target annual incentive). In making this determination, the Compensation Committee considered the following individual accomplishments by each NEO during fiscal 2021:

Ms. Duchene:

•	Led the Company though the uncertainty and disruption of the Pandemic while holding the enterprise steady;
•	Led the team to reduce the cost structure and drive efficiency while investing in the future of the Company;
•	Advanced the digital agenda of the Company by driving forward the human cloud product;
•	Oversaw the continued growth of Veracity and taskforce despite the impacts of the global Pandemic; and
•	Led significant work around positioning and brand strategy, including renewed engagement with investors, delivering numerous speaking engagements and writing op-ed and editorial content for many publications to advance the Company’s brand.

Ms. Ryu:

•	Partnered with Mr. Brackney to deliver a successful restructuring plan for Europe, including by streamlining the finance organization and navigating the complexity of accounting and reporting with no deficiencies;
•	Executed our real estate restructuring plan in North America;
•	Undertook numerous projects to transform the finance function with process optimization, automation, and organizational design; and
•	Accomplished significant work to improve our financing arrangements, including negotiating the extension of our credit facility during the Pandemic, giving us greater liquidity and flexibility in terms.

Mr. Brackney:

•	Delivered a successful restructuring plan for Europe, which reduced costs while delivering more revenue and creating deeper relationships with strategic accounts;
•	Drove operational improvements to reduce cost and drive efficiency and scale in our go-to-market function;
•	Improved our client pursuit activities and results, especially in strategic client accounts, healthcare practice and Veracity; and
•	Instrumental in driving our pivot to virtual operations and a move toward borderless talent, which inspired revenue and talent leaders to think creatively to close revenue faster in a disrupted world.

There was no specific weighting of these particular factors. Based upon all of the foregoing, as well as its general assessment of competitive compensation practices, the Compensation Committee determined that each NEO had achieved 100% of the NEO’s qualitative goals for fiscal 2021.

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2021 are presented in column (g) of the “Summary Compensation Table — Fiscal 2019 — 2021” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. In response to investor feedback and to increase retention value to NEOs, in fiscal 2021 the Compensation Committee granted the NEO’s long-term compensation in the form of restricted stock units rather than options. Restricted stock units align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price. These awards can have a greater retention value than options because the awards have value even if our stock price does not appreciate after the grant date of the awards and, compared to options, a smaller number of shares can be awarded as a restricted stock unit award to deliver the same grant date award value.

The restricted stock units granted to our NEOs in fiscal 2021 vest in a series of annual installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s financial performance, Company morale, success in developing a productive management team, and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to ensure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, the Compensation Committee determined that an increased equity award value for each NEO for fiscal 2021 was appropriate to better align each NEO’s total direct compensation with the median total direct compensation received by similarly situated executives at the Company’s peer group. The Compensation Committee also determined that an increased equity award value was important to keep executives focused on increasing stockholder value into the future. Accordingly, in November 2020, the Compensation Committee approved the grant of restricted stock unit awards under the 2020 Plan to the NEOs with grant date values as follows: $1,350,000 for Ms. Duchene, $360,000 for Ms. Ryu and $1,000,000 for Mr. Brackney.

Perquisites

During fiscal 2021, the NEOs were eligible to participate in the Company’s retirement and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

The Company believes that severance protections play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2021, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable and consistent with our objective of attracting and retaining team-oriented executives.

The NEOs’ employment agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.
•	Each other NEO should own Company common stock equal in value to the lesser of two times the executive’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;
•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All NEOs covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. As shown in the table below, as of August 23, 2021, each of our NEOs meets the share ownership guidelines.

	Guideline(1)	Qualifying Shares Held	Market Value of Shares Held as of the Record Date(2)
Kate W. Duchene	$1,596,000	217,744	$3,475,194
President and Chief Executive Officer
Jennifer Y. Ryu	$319,200	42,966	$685,737
Executive Vice President and Chief Financial Officer
Timothy L. Brackney	$319,200	95,435	$1,523,143
President and Chief Operating Officer

(1)	The relevant guideline is the lesser of (i) three times, in the case of Ms. Duchene, or two times, in the case of Ms. Ryu and Mr. Brackney, the NEO’s base salary (i.e. $2,100,000, $750,000 and $1,000,000, respectively) and (ii) the value of 100,000 shares (in the case Ms. Duchene) or 20,000 shares (in the case of Ms. Ryu and Mr. Brackney on the record date (i.e. $1,596,000 and $319,200, respectively).

(2)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 23, 2021 by the closing price of a share of Company common stock on that date ($15.96).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide are subject to the Company’s Insider Trading Policy which provides that if the director, officer or employee is in possession of material, non-public information relating to the Company, neither the director, officer or employee, nor any person related to such director, officer or employee, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

Decisions for Fiscal 2022

In July 2021, the Compensation Committee approved the executive compensation program for fiscal 2022 and reviewed each NEO’s base salary and target annual incentive compensation (the “target total direct compensation”). In determining each NEO’s target total direct compensation for fiscal 2022, the Compensation Committee considered each NEO’s length of service, the Company’s general financial performance and growth, and the target total direct compensation of comparable executives at the Company’s peer group companies (based on their published data). Based on this analysis, the Compensation Committee increased Ms. Ryu’s base salary by $25,000 to $400,000 for fiscal 2022. The Compensation Committee also increased Mr. Brackney’s target annual incentive compensation opportunity by $50,000 to $600,000 for fiscal 2022. The Compensation Committee determined the current base salary levels for Ms. Duchene and Mr. Brackney and the current target annual incentive compensation opportunities for Mses. Duchene and Ryu were appropriate and made no other changes to the NEOs’ target total direct compensation for fiscal 2022.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jolene Sarkis, Chairperson
Neil Dimick
A. Robert Pisano
Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2021. No member of the Compensation Committee at any time during fiscal 2021 was an executive officer or employee of the Company during or prior to fiscal 2021, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2021.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2021

Summary Compensation Table — Fiscal 2019 to 2021

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2019, 2020 and 2021. Unless otherwise noted, the footnote disclosures apply to fiscal 2021 compensation. For an explanation of the amounts included in the table for fiscal 2019 and 2020, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kate W. Duchene	2021	700,000	0	1,349,996	0	836,000	0	24,775	2,910,771
President and Chief Executive Officer	2020	693,654	0	0	427,580	745,000	0	23,977	1,890,211
	2019	583,000	0	0	476,901	791,171	0	23,250	1,874,322
Jennifer Y. Ryu	2021	375,000	0	359,990	0	391,000	0	19,216	1,145,206
Executive Vice President and Chief Financial Officer	2020	338,231	0	152,900	114,171	229,000	0	36,876	871,178

Timothy L. Brackney	2021	500,000	0	999,992	0	613,000	0	27,401	2,140,393
President and Chief Operating Officer	2020	511,539	500,000	0	235,169	347,000	0	23,977	1,617,685
	2019	373,154	0	0	232,065	363,795	0	632,062	1,601,076

(1)	The amounts reported in columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) for fiscal 2021, the discussion of restricted stock unit awards contained in Note 14 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock and option awards granted in those years.

(2)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.
(3)	The following table identifies the items reported in column (j) “All Other Compensation” for each NEO for fiscal 2021:

Executive Officer	Automobile Allowance ($)	401(k) Plan Matching Contribution ($)	Total ($)
Kate W. Duchene	15,000	9,775	24,775
Jennifer Y. Ryu	15,000	4,216	19,216
Timothy L. Brackney	15,000	12,401	27,401

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene. On February 3, 2020, we entered into a new employment agreement with Ms. Duchene, which we amended by a letter agreement on January 20, 2021. The February 2020 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of December 19, 2016. The February 2020 agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board. Based on its review, the Board has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Jennifer Y. Ryu. On February 3, 2020, we entered into an employment agreement with Ms. Ryu. The agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $375,000. The Chief Executive Officer, in consultation with the Board, has discretion to increase (but not reduce) Ms. Ryu’s base salary. The agreement also provides for Ms. Ryu to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Ryu is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Timothy L. Brackney. On February 21, 2020, we entered into a new employment agreement with Mr. Brackney. The February 2020 agreement supersedes Mr. Brackney’s prior employment agreement with the Company dated as of April 3, 2019. The February 2020 agreement provides for a three-year term of employment commencing on February 21, 2020 and ending with the close of business on February 20, 2023. Beginning on February 21, 2023, and on each February 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Brackney to receive an annualized base salary of $500,000. The Chief Executive Officer, in consultation with the Board, has discretion to increase (but not reduce) Mr. Brackney’s base salary. The agreement also provides for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Grants of Plan-Based Awards in Fiscal 2021

The following table presents information regarding (i) the restricted stock unit awards granted to NEOs in fiscal 2021, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2021. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Kate W. Duchene	n/a	375,000	750,000	2,250,000	—	—
	11/12/2020	—	—	—	115,979	1,349,996
Jennifer Y. Ryu	n/a	175,000	350,000	1,050,000	—	—
	11/12/2020	—	—	—	30,927	359,990
Timothy L. Brackney	n/a	275,000	550,000	1,650,000	—	—
	11/12/2020	—	—	—	85,910	999,992

(1)	Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2021 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2021 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2019 — 2021” above.
(2)	The amounts reported in column (g) of the table above reflect the fair value of these restricted stock unit awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (g), please see footnote (1) to the “Summary Compensation Table — Fiscal 2019 — 2021” above.

Description of Plan-Based Awards

For information on the restricted stock unit awards and non-equity incentive plan awards granted to our NEOs for fiscal 2021, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of May 29, 2021, the end of fiscal 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kate W. Duchene	03/14/2012	35,000	0	$ 12.60	03/14/2022
	05/28/2013	35,000	0	$ 11.05	05/28/2023
	06/2/2014	40,000	0	$ 12.18	06/2/2024
	08/31/2015	38,000	0	$ 15.69	08/31/2025
	09/9/2016	38,000	0	$ 14.52	09/9/2026
	11/3/2017	56,250	18,750	$ 15.80	11/3/2027
	10/5/2018	42,500	42,500	$ 18.96	10/5/2028
	09/17/2019	25,000	75,000	$ 17.44	09/17/2029
	11/12/2020					118,428	1,726,680

Jennifer Y. Ryu	09/17/2019	3,750	11,250	$ 17.44	09/17/2029
	02/4/2020	3,750	11,250	$ 15.29	02/4/2030
	02/4/2020					7,500	109,350
	11/12/2020					31,578	460,407

Timothy L. Brackney	05/28/2013	1,500	0	$ 11.05	05/28/2023
	06/2/2014	2,000	0	$ 12.18	06/2/2024
	08/31/2015	25,000	0	$ 15.69	08/31/2025
	09/9/2016	30,000	0	$ 14.52	09/9/2026
	11/3/2017	26,250	8,750	$ 15.80	11/3/2027
	10/5/2018	25,000	25,000	$ 18.96	10/5/2028
	09/17/2019	13,750	41,250	$ 17.44	09/17/2029
	11/12/2020					87,727	1,279,060

(1)	Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(2)	Subject to each NEO’s continued employment, each restricted stock or restricted stock unit award was scheduled to become vested over a four-year period, with one-fourth of each award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock or restricted stock unit award is included in the table above under column (b). As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock or restricted stock unit award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(3)	The market value of stock awards reported in column (h) is computed by multiplying the applicable number of shares of stock reported in column (g), by $14.58, the closing market price of the Company’s common stock on May 28, 2021, the last trading day of fiscal 2021.

Option Exercises and Stock Vested in Fiscal 2021

The following table summarizes the vesting of stock awards during fiscal 2021 that were previously granted to our NEOs. None of our NEOs exercised stock options during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)

Kate W. Duchene	0	$0	0	0

Jennifer Y. Ryu	0	$0	2,500	30,700

Timothy L. Brackney	0	$0	0	0

(1)	The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements. The agreements with Mses. Duchene and Ryu and Mr. Brackney also include restrictive covenants including an indefinite confidentiality covenant, one-year post-termination non-solicitation of employees and consultants covenant and non-interference with business relationships covenant in favor of the Company.

Kate W. Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in her employment agreement), Ms. Duchene will be entitled to receive a lump sum cash payment equal to (a) three times the sum of her then current annual base salary plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Duchene will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) any earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Jennifer Y. Ryu

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms were defined in her employment agreement), Ms. Ryu will be entitled to receive a lump sum cash payment equal to (a) one and one-half times her then current annual base salary rate plus target annual incentive bonus and (b) her earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Ms. Ryu will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to eighteen months following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards, which, if applicable, will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above. Ms. Ryu’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive (a) any earned and unpaid annual bonus for the prior fiscal year, if any, and (b) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and unvested equity awards, which, if applicable, will remain exercisable for three years (or until the expiration date of the award, if sooner).

Timothy L. Brackney

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Mr. Brackney’s employment is terminated by the Company without “cause” or by Mr. Brackney for “good reason” (as such terms are defined in his employment agreement), he will be entitled to receive a lump sum cash payment equal to (a) two times his then current annual base salary rate plus target annual incentive bonus and (2) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Brackney will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following the termination of his employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Brackney’s employment agreement, Mr. Brackney would be entitled to the benefits set forth above. Mr. Brackney’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Brackney’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Mr. Brackney trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Brackney will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Brackney, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Mr. Brackney’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) any earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Brackney would be entitled to full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Equity Awards

The 2020 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.

Estimated Severance and Change in Control Benefits

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs would have been entitled had the executive’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 29, 2021. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $14.58, the closing price per share on May 28, 2021 (the last trading day of fiscal 2021).

Name	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)
Kate W. Duchene	Termination without Cause, for Good Reason or Election by Company Not to Renew	4,350,000	50,656	1,726,680	836,000	6,963,336
	Death or Disability	700,000	0	1,726,680	836,000	3,262,680
	Change in Control — No Termination of Employment	0	0	1,726,680	0	1,726,680
Jennifer Y. Ryu	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,087,500	0	569,757	0	1,657,257
	Death or Disability	0	0	569,757	391,000	960,757
	Change in Control — No Termination of Employment	0	0	569,757	0	569,757
Timothy L. Brackney	Termination without Cause, for Good Reason or Election by Company Not to Renew	2,100,000	51,349	1,279,060	0	3,430,409
	Death or Disability	500,000	0	1,279,060	613,000	2,392,060
	Change in Control — No Termination of Employment	0	0	1,279,060	0	1,279,060

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 29, 2021. For options, this value is calculated by multiplying the amount (if any) by which $14.58, the closing price per share on May 28, 2021 (the last trading day of fiscal 2021), exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock units, this value is calculated by multiplying the number of shares or units that would accelerate and vest by $14.58.
(2)	This column represents the pro-rata bonus award for fiscal 2021 that becomes payable to the executive as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. Therefore, this column reflects the actual amounts earned for fiscal 2021 by the executive. No amount has been included in the chart above for any earned but unpaid annual incentive compensation as it is assumed that all prior year incentive compensation amounts have already been paid.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of SEC Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2021:

•	The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2021 of all of our employees, other than Ms. Duchene, was $113,157.
•	Ms. Duchene’s annual total compensation for fiscal 2021, as reported in the Total column of the Summary Compensation Table, was $2,910,771.
•	Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 25.7 to 1.

We selected May 29, 2021, which is a date within the last three months of fiscal 2021, as the date we would use to identify our median employee. To identify our median employee among our U.S. and international employee population, we took into account the total cash compensation paid for fiscal 2021 (including cash salary or wages and cash bonus or incentives) to all individuals, other than Ms. Duchene, employed by us on that date. We believe that cash compensation, determined on this basis, was an appropriate measure because we do not distribute annual equity awards to all employees. We annualized the cash compensation of permanent employees hired by us during fiscal 2021, but we did not annualize the compensation of seasonal or temporary employees. We did not exclude any employees working outside of the U.S. Pay data for the fiscal year for our employees outside the U.S. were converted to U.S. dollars using an annual average foreign currency exchange rate for each applicable country of employment. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2021 Summary Compensation Table.

PROPOSAL 3. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•	“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2021, approximately 75% of our Chief Executive Officer’s and Chief Operating Officer’s, and 65% of our Chief Financial Officer’s, target total direct compensation(12) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”.

•	Base Salaries. To preserve cash in an uncertain marketplace during the Pandemic, the Compensation Committee determined not to increase the base salary of any NEO during fiscal 2021.

(12)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2021.

•	Annual Incentives. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2021, the threshold level of financial performance under the EIP was Adjusted EBITDA Percentage(13)(14) of 6.5%, which the Company achieved. In fiscal 2021, the Company achieved revenue and Adjusted EBITDA performance that resulted in a quantitative multiplier under the EIP equal to approximately 111.5% of the target annual incentive. The Compensation Committee also determined that each of our NEOs displayed strong leadership despite the macroeconomic uncertainty caused by the Pandemic and achieved 100% of their EIP qualitative goals designated for fiscal 2021. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2021 as follows:
•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $836,000, representing 37.2% of her maximum award opportunity or 111.5% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $391,000, representing 37.2% of her maximum award opportunity or 111.7% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $613,000, representing 37.2% of his maximum award opportunity or 111.5% of his target annual incentive opportunity.
•	Long-Term Incentives. In fiscal 2021, the Compensation Committee approved equity incentives, in the form of restricted stock units, to our NEOs. Restricted stock units align the interest of our NEOs with our stockholders and create a retention incentive as the award vests over a four-year period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2021.

Alignment with Long-Term Stockholder Interests

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” in the “Compensation Discussion and Analysis” section above.
•	No Repricing — Our 2020 Plan expressly prohibits repricing awards without stockholder approval.
•	No Gross-Ups — The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, annual incentive and grant date fair value of equity awards granted during the year) that are below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

(13)	See pages 29 and 31 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021, filed with the SEC on July 23, 2021, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(14)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjustments for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.

Recommendation

Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Our Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, our Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2022 annual meeting of stockholders.

The Board unanimously recommends that stockholders vote “FOR” Proposal 3 to approve, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Lauren A. Elkerson
Chief Legal Officer and Corporate Secretary

September 9, 2021

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTIONS TO INSTRUCT HOW YOUR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOUR PROXY OR VOTING INSTRUCTIONS WILL NOT BE USED.

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RGP®
Resources
Global
Professionals

All Rights Reserved. © 2019 Resources Global Professionals ®

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CA 92614

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 10/20/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 10/20/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Donald B. Murray	☐	☐	☐
1b. Lisa M. Pierozzi	☐	☐	☐
1c. A. Robert Pisano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000519325_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

RESOURCES CONNECTION, INC.
Annual Meeting of Stockholders
October 21, 2021 1:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kate W. Duchene and Jennifer Y. Ryu, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RESOURCES CONNECTION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PDT on October 21, 2021 at 17101 Armstrong Ave, Irvine, CA 92614, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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